EXHIBIT 99.1

Custom Truck One Source, Inc. Reports First Quarter 2024 and Updates Full-Year Guidance
KANSAS CITY, Mo, May 2, 2024 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, forestry, waste management and other infrastructure-related end markets, today reported financial results for its three months ended March 31, 2024.
CTOS First-Quarter Highlights
•Total revenue of $411.3 million, a decrease of $40.9 million, or 9.0%, compared to $452.2 million for the first quarter of 2023 primarily due to fewer rental asset sales and lower rental demand from the utility end market
•Gross profit of $90.7 million, a decline of $19.0 million, or 17.3%, compared to $109.7 million for the first quarter of 2023
•Adjusted Gross Profit of $134.5 million, a decrease of $15.5 million, or 10.4%, compared to $150.0 million for the first quarter of 2023
•Net loss of $14.3 million, compared to net income of $13.8 million in the first quarter of 2023
•Adjusted EBITDA of $77.4 million, a decrease of $27.8 million, or 26.4% compared to the record $105.2 million posted in the first quarter of 2023
“We continue to see strong demand in our TES segment, posting double-digit growth for the sixth consecutive quarter. CTOS is well positioned to capitalize on the secular tailwinds we see around AI and data center investment, electrification, and utility grid upgrades. We continue to be impacted by end-market supply chain, regulatory and customer financing factors affecting the timing of job starts of several large projects in our core T&D markets. These delays impacted our first quarter results specifically in the ERS segment, contributing to both lower rental revenue and rental asset sales this quarter. We believe that this decline will be temporary and anticipate a return to growth heading into 2025.” said Ryan McMonagle, Chief Executive Officer of CTOS. “We continue to see good demand in our infrastructure, rail and telecom end markets which all contributed to our TES segment performance. Our sales backlog remains at an elevated level, but we anticipate it returning to a more normalized level as OEM production and overall supply chain continue to improve. Recently, we announced the acquisition of A&D Maintenance and Repair on Long Island, New York and SOS Fleet Services in Alexandria, Louisiana, further demonstrating our commitment to expanding our footprint to better service our rental fleet and our customers.” McMonagle added.
Summary Actual Financial Results

	Three Months Ended March 31,		Three Months Ended December 31, 2023
(in $000s)	2024	2023
Rental revenue	$106,171	$118,288	$120,244
Equipment sales	272,602	301,290	366,967
Parts sales and services	32,534	32,585	34,543
Total revenue	411,307	452,163	521,754
Gross Profit	$90,709	$109,661	$126,824
Adjusted Gross Profit[1]	$134,453	$149,991	$171,073
Net Income (Loss)	$(14,335)	$13,800	$16,122
Adjusted EBITDA[1]	$77,376	$105,200	$118,361
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release.
Summary Actual Financial Results by Segment
Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of used rental equipment to our customers. TES encompasses our specialized truck and equipment production and new equipment sales activities. APS encompasses sales and rentals of parts, tools, and other supplies to our customers, as well as our aftermarket repair service operations.

Equipment Rental Solutions

	Three Months Ended March 31,		Three Months Ended December 31, 2023
(in $000s)	2024	2023
Rental revenue	$103,288	$113,784	$116,594
Equipment sales	32,740	92,136	68,023
Total revenue	136,028	205,920	184,617
Cost of rental revenue	29,800	29,060	28,222
Cost of equipment sales	24,098	71,081	49,799
Depreciation of rental equipment	42,697	39,512	43,230
Total cost of revenue	96,595	139,653	121,251
Gross profit	$39,433	$66,267	$63,366
Truck and Equipment Sales

	Three Months Ended March 31,		Three Months Ended December 31, 2023
(in $000s)	2024	2023
Equipment sales	$239,862	$209,154	$298,944
Cost of equipment sales	196,702	175,044	246,047
Gross profit	$43,160	$34,110	$52,897
Aftermarket Parts and Services

	Three Months Ended March 31,		Three Months Ended December 31, 2023
(in $000s)	2024	2023
Rental revenue	$2,883	$4,504	$3,650
Parts and services revenue	32,534	32,585	34,543
Total revenue	35,417	37,089	38,193
Cost of revenue	26,254	26,987	26,613
Depreciation of rental equipment	1,047	818	1,019
Total cost of revenue	27,301	27,805	27,632
Gross profit	$8,116	$9,284	$10,561
Summary Combined Operating Metrics

	Three Months Ended March 31,		Three Months Ended December 31, 2023
(in $000s)	2024	2023
Ending OEC(a) (as of period end)	$1,452,900	$1,457,870	$1,455,708
Average OEC on rent(b)	$1,065,700	$1,214,300	$1,159,164
Fleet utilization(c)	73.3%	83.6%	77.6%
OEC on rent yield(d)	40.5%	39.6%	41.1%
Sales order backlog(e) (as of period end)	$537,292	$855,049	$688,559
(a) Ending OEC — original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For periods of less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.

Management Commentary
In the first quarter of 2024, total revenue was $411.3 million, a decrease of 9.0% from the first quarter of 2023. First quarter 2024 rental revenue decreased 10.2% to $106.2 million, compared to $118.3 million in the first quarter of 2023, due to lower utilization and a decline in average OEC on rent. Equipment sales decreased 9.5% in the first quarter of 2024 to $272.6 million, compared to $301.3 million in the first quarter of 2023, primarily driven by lower sales of used equipment due to excess supply of equipment available in the market. Parts sales and service revenue remained flat year-over-year.
In our ERS segment, rental revenue in the first quarter of 2024 was $103.3 million compared to $113.8 million in the first quarter of 2023, a 9.2% decrease. Fleet utilization declined to 73.3% compared to 83.6% in the first quarter of 2023, due to a decline in demand in the utility market as a result of supply chain constraints, environmental, regulatory, and customer financing factors affecting the timing of transmission job starts. Average OEC on rent decreased 12.2% year-over-year, primarily as a result of the lower utilization in the quarter. Equipment sales decreased $59.4 million in the first quarter of 2024 to $32.7 million compared to $92.1 million in the first quarter of 2023, due to excess supply of used equipment available in the market. ERS gross profit in the first quarter of 2024 and 2023 was $39.4 million and $66.3 million, respectively. Adjusted Gross Profit in the segment was $82.1 million in the first quarter of 2024, compared to $105.8 million in the first quarter of 2023. Adjusted gross profit from rentals, which excludes depreciation of rental equipment, decreased to $73.5 million in the first quarter of 2024 compared to $84.7 million in the first quarter of 2023.
Revenue in our TES segment increased 14.7% to $239.9 million in the first quarter of 2024, from $209.2 million in the first quarter of 2023, primarily as a result of exiting 2023 with healthy inventory levels due to the supply chain improvements experienced in 2023 and historically high backlog levels that improved our ability to produce and deliver more units during the first quarter of 2024. Gross profit improved by 26.5% to $43.2 million in the first quarter of 2024 compared to $34.1 million in the first quarter of 2023. TES saw a reduction in backlog of 37.2% to $537.3 million compared to the first quarter of 2023, primarily for the reasons detailed above.
APS segment revenue decreased $1.7 million in the first quarter of 2024 to $35.4 million, compared to $37.1 million in the first quarter of 2023 due to the decrease in rentals of tools and accessories affected by the utility end-market softness. Gross profit margin decreased to 22.9% in the first quarter of 2024 from 25.0% in the first quarter of 2023.
Net loss was $14.3 million in the first quarter of 2024, compared to net income of $13.8 million for the first quarter of 2023. The $28.1 million decrease is primarily due to lower revenue leading to decreased gross profit and higher interest expense on variable-rate debt and variable-rate floor plan liabilities.
Adjusted EBITDA for the first quarter of 2024 was $77.4 million, a decrease of 26.4%, compared to $105.2 million for the first quarter of 2023. The decrease in Adjusted EBITDA was largely driven by a decline in used equipment sales in our ERS segment as well as higher costs associated with variable-rate floorplan liabilities as a result of higher rates and inventory levels.
As of March 31, 2024, cash and cash equivalents was $8.0 million, Total Debt outstanding was $1,519.4 million, Net Debt was $1,511.4 million and Net Leverage Ratio was 3.79x. Availability under the senior secured credit facility was $194.5 million as of March 31, 2024, and based on our borrowing base, we have an additional $331.9 million of availability that we can potentially utilize by upsizing our existing facility. For the three months ended March 31, 2024 compared to December 31, 2023, Ending OEC decreased by $5.0 million as we shifted allocation of new equipment builds in favor of our TES segment in order to capitalize on a continuing solid demand environment for vocational trucks. During the three months ended March 31, 2024, CTOS purchased $6.4 million of its common stock.

OUTLOOK
We are updating our full-year revenue and Adjusted EBITDA1, 4 guidance for 2024. We believe our ERS segment will continue to experience near-term pressure in demand in the utility market as a result of financing, supply chain, and regulatory factors affecting the timing of job starts. These headwinds in our utility end markets are driving lower OEC on rent in our core ERS segment. We expect to grow our rental fleet (based on net OEC) by low-single digits. Regarding TES, supply chain improvements, healthy inventory levels, and historically high backlog levels continue to improve our ability to produce and deliver more units in 2024. While we are lowering our consolidated revenue and Adjusted EBITDA1, 4 guidance for the year, we continue to focus on generating meaningful free cash flow in 2024, and reaffirm our target to generate more than $100 million of levered free cash flow2, 4. However, we now expect to deliver a net leverage3, 4 that decreases from current levels to less than 3.5 times by the end of the fiscal year. “We continue to have confidence in the long-term strength of our end markets and the continued execution by our teams to profitably grow our business, better serve our customers and position CTOS for future growth. Our updated outlook reflects the risks associated with some near-term challenges for our rental customers in the T&D sector, which we now expect could persist through the balance of the fiscal year.” said Ryan McMonagle, Chief Executive Officer of CTOS.

2024 Consolidated Outlook
Revenue	$1,950	million	—	$2,130 million
Adjusted EBITDA[1,4]	$400	million	—	$440 million

2024 Revenue Outlook by Segment
ERS	$680	million	—	$710 million
TES	$1,115	million	—	$1,255 million
APS	$155	million	—	$165 million
1 - Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about Adjusted EBITDA.
2 - Levered Free Cash Flow is defined as net cash provided by operating activities, less cash flow for investing activities, excluding acquisitions, plus acquisition of inventory through floor plan payables – non-trade less repayment of floor plan payables – non-trade, both of which are included in cash flow from financing activities in our Consolidated Statements of Cash Flows. Levered Free Cash Flow should not be used to predict net cash provided by operating activities as the difference between the two measures is variable.
3 - Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about net leverage ratio.
4 - CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA, Net Leverage Ratio and Levered Free Cash Flow for the year ending December 31, 2024 to its most directly comparable GAAP financial measure, net income and cash flow from operating activities, because management cannot reliably forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA, Net Leverage Ratio and Levered Free Cash Flow should not be used to predict net income or cash flow from operating activities as the difference between the measures is variable.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 5:00 P.M. Eastern Time on May 2, 2024, to discuss its first quarter 2024 financial results. A webcast will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-800-715-9871 or 1-646-307-1963 and provide the operator with conference ID 2976854. A replay of the call will be available until 11:59 p.m. ET, Thursday, May 9, 2024, by dialing 1-800-770-2030 or 1-609-800-9909 and entering passcode 2976854.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications, and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade, and installation of critical infrastructure assets, including electric lines, telecommunications networks, and rail systems. The Company's coast-to-coast rental fleet of approximately 10,300 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, Hi-rail equipment, repair parts, tools, and accessories. For more information, please visit customtruck.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “suggests,” “plans,” “targets,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; competition in the equipment dealership and rental industries; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to recruit and retain the experienced personnel, including skilled technicians, we need to compete in our industries; our inability to attract and retain highly skilled personnel and our inability to retain or plan for succession of our senior management; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; potential impairment charges; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory; aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; uncertainty relating to macroeconomic conditions, unfavorable conditions in the capital and credit markets and our inability to obtain additional capital as required; increases in price of fuel or freight; regulatory technological advancement, or other changes in our core end-markets may affect our customers’ spending; difficulty in integrating acquired businesses and fully realizing the anticipated benefits and cost savings of the acquired businesses, as well as additional transaction and transition costs that we will continue to incur following acquisitions; the interest of our majority stockholder, which may not be consistent with the other stockholders; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions or security compromises affecting our information technology systems or those of our critical services providers could adversely affect our operating results by subjecting us to liability, and limiting our ability to effectively monitor and control our operations, adjust to changing market conditions or implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; material weakness in our internal control over financial reporting which, if not remediated, could result in material misstatements in our financial statements, we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(816) 723 - 7906
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2023
(in $000s except per share data)	2024	2023
Revenue
Rental revenue	$106,171	$118,288	$120,244
Equipment sales	272,602	301,290	366,967
Parts sales and services	32,534	32,585	34,543
Total revenue	411,307	452,163	521,754
Cost of Revenue
Cost of rental revenue	29,825	29,899	28,444
Depreciation of rental equipment	43,744	40,330	44,249
Cost of equipment sales	220,800	246,125	295,846
Cost of parts sales and services	26,229	26,148	26,391
Total cost of revenue	320,598	342,502	394,930
Gross Profit	90,709	109,661	126,824
Operating Expenses
Selling, general and administrative expenses	57,995	56,991	59,429
Amortization	6,578	6,672	7,134
Non-rental depreciation	2,920	2,650	2,683
Transaction expenses and other	4,846	3,460	4,104
Total operating expenses	72,339	69,773	73,350
Operating Income	18,370	39,888	53,474
Other Expense
Interest expense, net	37,915	29,176	36,370
Financing and other expense (income)	(3,262)	(3,951)	(3,699)
Total other expense	34,653	25,225	32,671
Income (Loss) Before Income Taxes	(16,283)	14,663	20,803
Income Tax Expense (Benefit)	(1,948)	863	4,681
Net Income (Loss)	$(14,335)	$13,800	$16,122

Net Income (Loss) Per Share
Basic	$(0.06)	$0.06	$0.07
Diluted	$(0.06)	$0.06	$0.07

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	March 31, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$7,990	$10,309
Accounts receivable, net	169,304	215,089
Financing receivables, net	19,824	30,845
Inventory	1,103,433	985,794
Prepaid expenses and other	26,069	23,862
Total current assets	1,326,620	1,265,899
Property and equipment, net	153,490	142,115
Rental equipment, net	931,690	916,704
Goodwill	703,836	704,011
Intangible assets, net	270,461	277,212
Operating lease assets	42,997	38,426
Other assets	21,421	23,430
Total Assets	$3,450,515	$3,367,797
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$119,250	$117,653
Accrued expenses	67,176	73,847
Deferred revenue and customer deposits	26,482	28,758
Floor plan payables - trade	307,646	253,197
Floor plan payables - non-trade	459,792	409,113
Operating lease liabilities - current	6,729	6,564
Current maturities of long-term debt	6,066	8,257
Total current liabilities	993,141	897,389
Long-term debt, net	1,492,346	1,487,136
Operating lease liabilities - noncurrent	37,398	32,714
Deferred income taxes	30,952	33,355
Total long-term liabilities	1,560,696	1,553,205
Commitments and contingencies
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(62,958)	(56,524)
Additional paid-in capital	1,540,327	1,537,553
Accumulated other comprehensive loss	(8,508)	(5,978)
Accumulated deficit	(572,208)	(557,873)
Total stockholders' equity	896,678	917,203
Total Liabilities and Stockholders' Equity	$3,450,515	$3,367,797

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
(in $000s)	2024	2023
Operating Activities
Net income (loss)	$(14,335)	$13,800
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	56,160	52,091
Amortization of debt issuance costs	1,431	2,407
Provision for losses on accounts receivable	1,882	1,872
Share-based compensation	2,730	3,147
Gain on sales and disposals of rental equipment	(11,119)	(21,320)
Change in fair value of derivative and warrants	(527)	(525)
Deferred tax expense	(2,403)	514
Changes in assets and liabilities:
Accounts and financing receivables	21,064	17,161
Inventories	(116,823)	(117,580)
Prepaids, operating leases and other	(1,645)	(4,987)
Accounts payable	2,769	35,916
Accrued expenses and other liabilities	(5,745)	1,328
Floor plan payables - trade, net	54,450	22,395
Customer deposits and deferred revenue	(2,264)	(2,313)
Net cash flow from operating activities	(14,375)	3,906
Investing Activities
Acquisition of business, net of cash acquired	(1,410)	—
Purchases of rental equipment	(75,552)	(109,145)
Proceeds from sales and disposals of rental equipment	60,078	78,626
Purchase of non-rental property and cloud computing arrangements	(16,527)	(9,429)
Net cash flow for investing activities	(33,411)	(39,948)
Financing Activities
Proceeds from debt	4,200	13,537
Share-based payments	(10)	228
Borrowings under revolving credit facilities	35,000	35,000
Repayments under revolving credit facilities	(35,000)	(10,331)
Repayments of notes payable	—	(2,020)
Finance lease payments	—	(377)
Repurchase of common stock	(6,762)	(1,122)
Principal payments on long-term debt	(2,612)	—
Acquisition of inventory through floor plan payables - non-trade	162,781	187,381
Repayment of floor plan payables - non-trade	(112,102)	(168,447)
Net cash flow from financing activities	45,495	53,849
Effect of exchange rate changes on cash and cash equivalents	(28)	51
Net Change in Cash and Cash Equivalents	(2,319)	17,858
Cash and Cash Equivalents at Beginning of Period	10,309	14,360
Cash and Cash Equivalents at End of Period	$7,990	$32,218

	Three Months Ended March 31,
(in $000s)	2024	2023
Supplemental Cash Flow Information
Interest paid	$23,098	$13,130
Income taxes paid	2,133	10
Non-Cash Investing and Financing Activities
Rental equipment and property and equipment purchases in accounts payable	953	2,938
Rental equipment sales in accounts receivable	2,210	621

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance by excluding items considered to be non-recurring. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. Additionally, the pricing of rental contracts and equipment sales prices for equipment is based on OEC, and we measure a rate of return from rentals and sales using OEC. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreements.
Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of the cost of our rental fleet.
Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.
Net Leverage Ratio. Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. We define net leverage ratio as net debt divided by Adjusted EBITDA.

CUSTOM TRUCK ONE SOURCE, INC.
ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2023
(in $000s)	2024	2023
Net income (loss)	$(14,335)	$13,800	$16,122
Interest expense	25,015	22,363	24,712
Income tax expense (benefit)	(1,948)	863	4,681
Depreciation and amortization	56,161	52,090	56,909
EBITDA	64,893	89,116	102,424
Adjustments:
Non-cash purchase accounting impact (1)	2,960	7,199	6,190
Transaction and integration costs (2)	4,846	3,460	4,104
Sales-type lease adjustment (3)	2,474	2,803	2,722
Share-based payments (4)	2,730	3,147	2,997
Change in fair value of warrants (5)	(527)	(525)	(76)
Adjusted EBITDA	$77,376	$105,200	$118,361
Adjusted EBITDA is defined as net income, as adjusted for provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization, and further adjusted for the impact of the fair value mark-up of acquired rental fleet, business acquisition and merger-related costs, including integration, the impact of accounting for certain of our rental contracts with customers that are accounted for under GAAP as sales-type lease and stock compensation expense. This non-GAAP measure is subject to certain limitations.

(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our ABL Credit Agreement and Indenture.
(2)    Represents transaction and process improvement costs related to acquisitions of businesses, including post-acquisition integration costs, which are recognized within operating expenses in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are expenses associated with the integration of acquired businesses. These expenses are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement and Indenture.
(3)    Represents the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustments are made pursuant to our ABL Credit Agreement and Indenture. The components of this adjustment are presented in the table below:

	Three Months Ended March 31,		Three Months Ended December 31, 2023
(in $000s)	2024	2023
Equipment sales	$(3,018)	$(24,172)	$(1,529)
Cost of equipment sales	2,822	23,225	1,362
Gross profit	(196)	(947)	(167)
Interest income	(2,742)	(3,428)	(3,770)
Rental invoiced	5,412	7,178	6,659
Sales-type lease adjustment	$2,474	$2,803	$2,722
(4) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(5) Represents the charge to earnings for the change in fair value of the liability for warrants.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of Adjusted Gross Profit:

	Three Months Ended March 31,		Three Months Ended December 31, 2023
(in $000s)	2024	2023
Revenue
Rental revenue	$106,171	$118,288	$120,244
Equipment sales	272,602	301,290	366,967
Parts sales and services	32,534	32,585	34,543
Total revenue	411,307	452,163	521,754
Cost of Revenue
Cost of rental revenue	29,825	29,899	28,444
Depreciation of rental equipment	43,744	40,330	44,249
Cost of equipment sales	220,800	246,125	295,846
Cost of parts sales and services	26,229	26,148	26,391
Total cost of revenue	320,598	342,502	394,930
Gross Profit	90,709	109,661	126,824
Add: depreciation of rental equipment	43,744	40,330	44,249
Adjusted Gross Profit	$134,453	$149,991	$171,073

Reconciliation of ERS Segment Adjusted Gross Profit and Rental Gross Profit
(unaudited)
The following table presents the reconciliation of ERS segment Adjusted Gross Profit:

	Three Months Ended March 31,		Three Months Ended December 31, 2023
(in $000s)	2024	2023
Revenue
Rental revenue	$103,288	$113,784	$116,594
Equipment sales	32,740	92,136	68,023
Total revenue	136,028	205,920	184,617
Cost of Revenue
Cost of rental revenue	29,800	29,060	28,222
Cost of equipment sales	24,098	71,081	49,799
Depreciation of rental equipment	42,697	39,512	43,230
Total cost of revenue	96,595	139,653	121,251
Gross profit	39,433	66,267	63,366
Add: depreciation of rental equipment	42,697	39,512	43,230
Adjusted Gross Profit	$82,130	$105,779	$106,596

The following table presents the reconciliation of Adjusted ERS Rental Gross Profit:

	Three Months Ended March 31,		Three Months Ended December 31, 2023
(in $000s)	2024	2023
Rental revenue	$103,288	$113,784	$116,594
Cost of rental revenue	29,800	29,060	28,222
Adjusted Rental Gross Profit	$73,488	$84,724	$88,372

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of Net Debt:

(in $000s)	March 31, 2024
Current maturities of long-term debt	$6,066
Long-term debt, net	1,492,346
Deferred financing fees	20,975
Less: cash and cash equivalents	(7,990)
Net Debt	$1,511,397

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the Net Leverage Ratio:

March 31, 2024
(in $000s)
Net Debt (as of period end)	$1,511,397
Divided by: Adjusted EBITDA	$399,105
Net Leverage Ratio	3.79